AbbVie, Evolus, and Medytox Announce Resolution of Intellectual Property Litigation

NORTH CHICAGO, Ill., NEWPORT BEACH, Calif, SEOUL, February 19, 2021 – AbbVie (NYSE: ABBV), Evolus (NASDAQ: EOLS) and Medytox announce settlement agreements to fully resolve all outstanding litigation, including the United States International Trade Commission (ITC) case regarding the sale of Jeuveau®, between the companies. A California court case filed by Medytox against Evolus will be dismissed.

Under the terms of the settlement agreements, AbbVie and Medytox will release all claims against Evolus related to the alleged misappropriation of Medytox’s trade secrets and grant a license to Evolus to continue to commercialize Jeuveau® in the United States and Nuceiva™ in all other territories in which Evolus has licensing rights. AbbVie and Medytox will receive milestone and royalty payments from Evolus. In addition, Evolus will issue common stock to Medytox.

This agreement follows the final determination of the ITC on December 16, 2020 which found a misappropriation of Medytox’s manufacturing trade secrets and strain of C. botulinum and concluded that a violation of Section 337 of the Tariff Act of 1930 had occurred. As Daewoong Pharmaceutical Co. Ltd. is not a party to the settlement agreements, this settlement does not affect any legal rights, positions, or proceedings between Medytox and Daewoong in Korea and other countries.

About AbbVie

AbbVie's mission is to discover and deliver innovative medicines that solve serious health issues today and address the medical challenges of tomorrow. We strive to have a remarkable impact on people's lives across several key therapeutic areas: immunology, oncology, neuroscience, eye care, virology, women's health and gastroenterology, in addition to products and services across its Allergan Aesthetics portfolio. For more information about AbbVie, please visit us at www.abbvie.com.

Follow @abbvie on Twitter, Facebook, Instagram, YouTube and LinkedIn.

About Evolus, Inc.

Evolus is a performance beauty company with a customer-centric approach focused on delivering breakthrough products. In 2019, the U.S. Food and Drug Administration approved Jeuveau® (prabotulinumtoxinA-xvfs), the first and only neurotoxin dedicated exclusively to aesthetics and manufactured in a state-of-the-art facility using Hi-Pure™ technology. Jeuveau® is powered by Evolus' unique technology platform and is designed to transform the aesthetic market by eliminating the friction points existing for customers today. Visit us at: www.evolus.com.

Jeuveau® is a registered trademark and Nuceiva™ is a trademark of Evolus, Inc.
Hi-Pure™ is a trademark of Daewoong Pharmaceutical Co, Ltd.

About Medytox

Medytox is a research-based bio pharmaceutical company which developed a botulinum toxin product for the first time in Korea (the fourth in the world), and engages in the development, manufacture, marketing and sales of neurotoxin products as its main business. Since its establishment in 2000, Medytox has developed and evolved into a global world-class R&D company with the successful launch of its main neurotoxin product. Today, Medytox’s neurotoxin products are sold in about 40 countries with millions of people having already received therapeutic or aesthetic treatments. For more information regarding Medytox, go to: www.medytox.com.
###

AbbVie: Media: Adelle Infante +1 (847) 938-8745 adelle.infante@abbvie.com Evolus: Media: Crystal Muilenburg Vice President, Corporate Communications & Public Relations +1-949-284-4506 media@evolus.com	Investors: Liz Shea +1 (847) 935-2211 liz.shea@abbvie.com Investor: Ashwin Agarwal Vice President, Finance, Investor Relations & Treasury +1-949-284-4559 IR@Evolus.com